Exhibit 99.1

              Astoria Financial Corporation Announces 51% Increase
                          in Third Quarter EPS TO $0.80

          Quarterly Cash Dividend of $0.25 Per Common Share Declared

    LAKE SUCCESS, N.Y, Oct. 21 /PRNewswire-FirstCall/ -- Astoria Financial Corporation (NYSE: AF) ("Astoria"), the holding company for Astoria Federal Savings and Loan Association ("Astoria Federal"), today reported net income of $58.1 million, or $0.80 diluted earnings per common share, for the quarter ended September 30, 2004, representing an increase of 40% and 51%, respectively, from net income of $41.6 million, or $0.53 diluted earnings per common share, for the 2003 third quarter. For the nine months ended September 30, 2004, net income totaled $169.0 million, or $2.28 diluted earnings per common share, up 14% and 23%, respectively, from $148.9 million, or $1.85 diluted earnings per common share for the comparable 2003 period. Net income and diluted earnings per common share for the quarter and nine month periods ended September 30, 2004 include an after-tax charge of $2.2 million, or $0.03 per diluted common share, pursuant to a previously announced arbitration award settlement in the third quarter.

    Third Quarter Financial Highlights:
     -- Diluted EPS:  $0.80, up 51% from comparable period last year
     -- Net interest income:  $121.9 million, up 53% from comparable period last year
     -- Net interest margin:  2.25%, up 73 basis points from comparable period last year
     -- Return on average assets:  1.02%, up 38% from comparable period last year
     -- Return on average equity:  16.82%, up 48% from comparable period last year
     -- Return on average tangible equity:  19.42%, up 49% from comparable period last year
     -- Total deposits increased $983.3 million to $12.2 billion, or 12%
         annualized from December 31, 2003
     -- Total loans increased $117.2 million to $12.8 billion, or 1%
         annualized from December 31, 2003
     -- Multifamily/Commercial Real Estate ("CRE") loan portfolio increased
         $334.4 million to $3.4 billion, or 14% annualized from December 31, 2003 and currently represents 27% of total loans
     -- Non-performing assets to total assets:  0.12%, an improvement of 20%
         from September 30, 2003

    Commenting on the third quarter results, George L. Engelke, Jr., Chairman, President and Chief Executive Officer of Astoria, noted, "We are pleased to report another double-digit year-over-year increase in quarterly net income, earnings per share and returns on equity and tangible equity, due primarily to a 73 basis point increase in the net interest margin. Importantly, the combination of solid loan originations and lower mortgage refinance activity has resulted in a resumption of loan portfolio growth."

    Board Declares Quarterly Cash Dividend
    The Board of Directors of the Company, at their October 20, 2004 meeting, declared a quarterly cash dividend of $0.25 per common share. The dividend is payable on December 1, 2004 to shareholders of record as of November 15, 2004. This is the thirty-eighth consecutive quarterly cash dividend declared by the Company.

    Tenth Stock Repurchase Program Continues
    During the third quarter, Astoria repurchased 2.0 million shares of its common stock at an average cost of $35.61 per share. For the nine months ended September 30, 2004, Astoria repurchased 4.6 million shares at an average cost of $36.61 per share. The tenth repurchase program, which commenced during the third quarter and authorizes the repurchase of eight million shares, has approximately six million shares remaining.
Moody's Upgrades Astoria Financial Corporation's Senior Debt
    On October 14, 2004, Moody's Investors Service announced that it upgraded the senior debt of Astoria Financial Corporation to Baa1 from Baa3. At the same time, the deposits of Astoria Federal were upgraded as follows: long-term deposits to A3 from Baa1 and short-term deposits to Prime-1 from Prime-2. According to Moody's, the upgrade is based on, among other things, Astoria's demonstrated ability to continue to enhance its healthy low-cost core deposit franchise in Long Island, Brooklyn and Queens, a particularly competitive market.

    Balance Sheet Summary
    Total assets increased to $22.8 billion at September 30, 2004 from $22.3 billion at June 30, 2004 and $22.5 billion at December 31, 2003. Total loans increased to $12.8 billion at September 30, 2004 from $12.6 billion at June 30, 2004 and $12.7 billion at December 31, 2003. Mortgage loan originations and purchases for the quarter ended September 30, 2004 totaled $1.0 billion compared to $2.3 billion for the 2003 third quarter, of which $635.3 million and $1.7 billion, respectively, were one-to-four family loans, predominately 3/1 and 5/1 adjustable rate loans. For the nine months ended September 30, 2004, mortgage loan originations and purchases totaled $3.1 billion compared to $5.8 billion for the comparable 2003 period of which $2.2 billion and $4.6 billion, respectively, were one-to-four family loans. The decrease in mortgage loan volume was due to reduced mortgage loan refinance activity due to higher interest rates in 2004 as compared to 2003. Mortgage loan prepayments for the quarter and nine months ended September 30, 2004 totaled $691.1 million and $2.4 billion, respectively, compared to $1.5 billion and $4.3 billion for the respective 2003 periods.
    For the quarter ended September 30, 2004, multifamily and CRE loan originations totaled $349.8 million compared to $556.6 million for the 2003 third quarter. For the nine month period ended September 30, 2004, multifamily and CRE loan originations totaled $863.8 million compared to $1.2 billion for the 2003 nine month period. The multifamily and CRE loan portfolio grew $138.1 million, or 17% on an annualized basis, from June 30, 2004 and $334.4 million, or 14% on an annualized basis, from December 31, 2003, and totals $3.4 billion, or 27% of total loans, at September 30, 2004. The average loan-to-value ratio of the combined multifamily and CRE loan portfolios continues to be less than 65%, based on current principal balance and original appraised value, and the average loan balance is less than $1 million.
    The Company's strong multifamily and CRE lending capabilities are reflected in the growth of these portfolios since 1999:


    (Dollars in millions)     12/31/99   12/31/00     12/31/01    12/31/02
     Multifamily/CRE
      Loans                    $1,014      $1,282       $1,693      $2,345
     % of Total Loans              10%         11%          14%         20%

                                                               Change
    (Dollars in millions)      12/31/03     9/30/04       12/31/99-9/30/04
     Multifamily/CRE
      Loans                     $3,111       $3,445             +240%
     % of Total Loans               25%          27%            +170%


    At September 30, 2004, non-performing loans totaled $27.0 million, or 0.12% of total assets compared to $33.3 million, or 0.15% of total assets, at
September 30, 2003.   Net charge-offs for the quarter and nine months ended
September 30, 2004 totaled $15,000 and $318,000, respectively, or an annualized rate of less than one basis point of average total loans
outstanding.   The ratio of the allowance for loan losses to non-performing loans at September 30, 2004 was 307%.
    Mortgage-backed securities ("MBS") increased $318.5 million from the previous quarter and $278.7 million from December 31, 2003 and total $8.5 billion, or 37% of total assets, at September 30, 2004. Of the total, $2.3 billion, equal to 10% of total assets, are categorized as available-for-sale. The increase in MBS was primarily due to slower than expected cash flow.
A detailed profile of the premium/discount associated with our fixed rate CMO/REMIC MBS portfolio at September 30, 2004 follows:


    (Dollars in                 Unamortized
     millions)           Book     Premium/      MBS   Collateral  Weighted
                        Value    (Discount)   Coupon    Coupon    Avg Life

     Premium
      CMO/REMIC MBS   $ 1,655   $     14.7     4.96%     6.02%     2.4 yrs
     Discount/Par
      CMO/REMIC MBS   $ 6,751   $   ( 25.8)    4.20%     5.76%     3.5 yrs
       Total          $ 8,406   $   ( 11.1)    4.35%     5.81%     3.3 yrs


    Deposits increased $274.2 million, or 9% on an annualized basis, from
June 30, 2004 and $983.3 million, or 12% annualized from December 31, 2003 to
$12.2 billion at September 30, 2004.   The increases for the quarter and nine
months were primarily due to increases of $393.2 million and $1.2 billion, respectively, in CD accounts which total $6.7 billion at September 30, 2004. The growth reflects the continued success of a marketing campaign that has focused on attracting medium and long-term deposits. During the third quarter of 2004, $706.5 million of CDs with a weighted average rate of 1.88% and an average original term of 15 months matured and $1.0 billion of CDs were issued or repriced at a weighted average rate of 2.67% for an average term of 19 months. For the nine months ended September 30, 2004, $2.9 billion of CDs, with a weighted average rate of 2.21% and an average original term of 14 months matured and $3.9 billion of CDs were issued or repriced at a weighted average rate of 2.62% for an average term of 20 months. "The CD marketing campaign, in addition to providing the funding to help manage interest rate risk, continues to produce new customers from our communities, creating relationship development opportunities," Mr. Engelke noted. Checking account deposits totaled $1.5 billion at September 30, 2004 for 2002 and increased $40.5 million, or 4% annualized from December 31, 2003. Additionally, our small business banking initiatives continue to result in solid growth of business deposits. Business deposits, including savings and checking accounts, totaled $281.3 million at September 30, 2004 and increased
$44.2 million, or 25% annualized from December 31, 2003.
    Borrowings totaled $8.9 billion at September 30, 2004, or 39% of total assets, an increase of $116.2 million from the previous quarter and a decrease of $712.1 million from December 31, 2003.
    Stockholders' equity was $1.4 billion, or 6.09% of total assets at
September 30, 2004.   Astoria Federal continues to maintain capital ratios in
excess of regulatory requirements with core, tangible and risk-based capital ratios of 6.85%, 6.85% and 14.16%, respectively, at September 30, 2004.

    Third Quarter and Nine Month Earnings Summary
    Net interest income for the quarter ended September 30, 2004 increased 53% to $121.9 million from $79.6 million for the 2003 third quarter and for the nine months ended September 30, 2004 increased 23% to $349.7 million from $284.9 million for the comparable 2003 nine-month period.
    Astoria's net interest margin for the quarter ended September 30, 2004 was 2.25% compared to 2.13% on a linked quarter basis and 1.52% for the prior year quarter. The linked quarter and year over year increases in the net interest margin are primarily attributable to lower premium amortization expense. Net premium amortization expense decreased 55% to $5.7 million for the 2004 third quarter from $12.7 million in the prior quarter and declined $29.0 million, or 84%, from the year ago third quarter. For the nine months ended September 30, 2004, net premium amortization expense declined 71%, or $66.9 million, to $26.7 million from $93.6 million for the comparable 2003 nine month period. Details are highlighted in the following chart:


            MBS and Mortgage Loan Net Premium Amortization Trends

     (Dollars in                           Year Over Year    Linked Quarter
       millions)      3Q03  2Q04  3Q04   $ Change % Change $ Change  % Change
     MBS             $22.6  $4.0  $0.9    $(21.7)    (96%)   $(3.1)    (78%)
     Mortgage Loans  $12.1  $8.7  $4.8    $( 7.3)    (60%)   $(3.9)    (45%)
     Total           $34.7 $12.7  $5.7    $(29.0)    (84%)   $(7.0)    (55%)

                               Nine Months Ended September 30,
     (Dollars in millions)             2003      2004
     MBS                              $58.2      $7.8
     Mortgage Loans                   $35.4     $18.9
     Total                            $93.6     $26.7


    Non-interest income for the quarter and nine months ended September 30, 2004 totaled $24.0 million and $74.0 million, respectively, compared to $33.9 million and $91.3 million, respectively, for the comparable 2003 periods. The decreases for the three and nine month periods were primarily due to lower mortgage banking income, net, and lower net gain on sales of securities. Net gain on sales of securities for the quarter and nine months ended September 30, 2004 totaled $2.3 million and $4.7 million, respectively, compared to $4.5 million and $14.7 million, respectively, for the comparable 2003 periods. Customer service fees for the quarter and nine months ended September 30, 2004 totaled $15.3 million and $43.6 million, respectively, compared to $15.1 million and $45.7 million, respectively, for the comparable 2003 periods.
    Mortgage banking income, net, which is included in non-interest income decreased as compared to the respective 2003 periods as detailed in the table below:



    (Dollars in millions)      3Q04         3Q03       9Mos04       9Mos03

     Loan servicing fees      $ 1.4        $ 1.8        $ 4.4         $6.2
     Amortization of MSR*      (1.4)        (3.0)        (5.2)       (10.6)
     MSR valuation adjustments (1.9)         2.9          1.9          0.2
     Net gain on sale of loans  0.7          4.3          2.8         10.2
     Mortgage banking (loss)
      income, net            $ (1.2)       $ 6.0         $3.9         $6.0

    *Mortgage servicing rights

    General and administrative expense ("G&A") for the quarter and nine months ended September 30, 2004 totaled $59.2 million and $171.6 million, respectively, compared to $51.4 million and $155.2 million, respectively, for the comparable 2003 periods. The increases for the 2004 third quarter and nine month period are primarily due to increased compensation and benefits expense, increased occupancy, equipment and systems expense, due to, among other things, systems enhancements over the past year and a previously announced third quarter $3.2 million, pre-tax, arbitration award settlement.

    Future Outlook
    Commenting on the outlook for the remainder of 2004, Mr. Engelke stated, "In the current environment of low long-term interest rates, purchase mortgage activity continues to remain strong and represented 61% of our third quarter residential mortgage loan applications. With continued mortgage loan origination activity, we should experience good core business balance sheet and net interest income growth. The continued flattening of the U.S. Treasury
yield curve, however, will temper near-term margin expansion.   We will remain
focused on building our core businesses, with particular emphasis on growing our deposits and increasing the 1-4 family, multifamily and CRE loan portfolios."
    Astoria Financial Corporation, the holding company for Astoria Federal Savings and Loan Association, with assets of $22.8 billion is the fifth
largest thrift institution in the United States.   Established in 1888,
Astoria Federal is the largest thrift depository headquartered in New York with deposits of $12.2 billion and embraces its philosophy of Putting people first by providing the customers and local communities it serves with quality financial products and services through 86 convenient banking office locations and multiple delivery channels, including its enhanced website, http://www.astoriafederal.com . Astoria commands the fourth largest deposit market share in the attractive Long Island market, which includes Brooklyn, Queens, Nassau and Suffolk counties with a population exceeding that of 39 individual states. Astoria originates mortgage loans through its banking offices and loan production offices in New York, an extensive broker network in nineteen states, primarily the East Coast, and through correspondent relationships in forty-four states.

    Forward Looking Statements
    This document contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by the use of such words as "anticipate," "believe," "could," "estimate," "expect," "intend," "outlook," "plan," "potential," "predict," "project," "should," "will," "would" and similar terms and phrases, including references to assumptions.

    Forward-looking statements are based on various assumptions and analyses made by us in light of our management's experience and its perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond our control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following: the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins; changes in deposit flows, loan demand or real estate values may adversely affect our business; changes in accounting principles, policies or guidelines may cause our financial condition to be perceived differently; general economic conditions, either nationally or locally in some or all of the areas in which we do business, or conditions in the securities markets or the banking industry may be less favorable than we currently anticipate; legislative or regulatory changes may adversely affect our business; applicable technological changes may be more difficult or expensive than we anticipate; success or consummation of new business initiatives may be more difficult or expensive than we anticipate; or litigation or matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than we anticipate. We assume no obligation to update any forward-looking statements to reflect events or circumstances after the date of this document.

    Earnings Conference Call October 21, 2004 at 3:30 p.m. (ET)
    The Company, as previously announced, indicated that Mr. Engelke will host an earnings conference call Thursday afternoon, October 21, 2004 at 3:30 p.m.
(ET). The toll-free dial-in number is (800) 967-7140. A replay will be available on October 21, 2004 from 7:00 p.m. (ET) through October 29, 2004,
11:59 p.m. (ET).   The replay number is (888) 203-1112, passcode: 838648.  The conference call will also be simultaneously webcast on the Company's website http://www.astoriafederal.com and archived for one year.

                              Tables Follow


    ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

    CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
    (In Thousands, Except Share Data)
                                                    At                At
                                               September 30,      December 31,
                                                   2004              2003
    ASSETS
    Cash and due from banks                       $127,517          $173,828
    Federal funds sold and repurchase agreements   126,535            65,926
    Mortgage-backed securities
     available-for-sale                          2,329,953         2,498,315
    Other securities available-for-sale            128,231           156,677
    Mortgage-backed securities
     held-to-maturity (fair value
     of $6,199,790 and
     $5,761,666, respectively)                   6,192,781         5,745,706
    Other securities held-to-maturity
     (fair value of $42,522
      and $47,451, respectively)                    41,980            47,021
    Federal Home Loan Bank of New York
     stock, at cost                                144,950           213,450
    Loans held-for-sale, net                        17,132            23,023
    Loans receivable:
      Mortgage loans, net                       12,308,297        12,248,772
      Consumer and other loans, net                495,841           438,215
                                                12,804,138        12,686,987
      Allowance for loan losses                    (82,803)          (83,121)
      Total loans receivable, net               12,721,335        12,603,866
    Mortgage servicing rights, net                  17,375            17,952
    Accrued interest receivable                     80,319            77,956
    Premises and equipment, net                    157,427           160,089
    Goodwill                                       185,151           185,151
    Bank owned life insurance                      374,706           370,310
    Other assets                                   129,471           122,324

    TOTAL ASSETS                               $22,774,863       $22,461,594

    LIABILITIES AND STOCKHOLDERS' EQUITY
    Liabilities:
      Deposits                                 $12,169,869       $11,186,594
      Reverse repurchase agreements              6,884,592         7,235,000
      Federal Home Loan Bank of New York
       advances                                  1,577,000         1,924,000
      Other borrowings, net                        458,384           473,037
      Mortgage escrow funds                        149,271           108,635
      Accrued expenses and other liabilities       149,737           137,797

    TOTAL LIABILITIES                           21,388,853        21,065,063

    Stockholders' equity:
      Preferred stock, $1.00 par value;
       5,000,000 shares authorized:
        Series A (1,225,000 shares
         authorized and - 0 - shares issued
         and outstanding)                               --                --
        Series B (2,000,000 shares
         authorized and - 0 - shares issued
         and outstanding)                               --                --
      Common stock, $.01 par value;
       (200,000,000  shares authorized;
        110,996,592 shares issued; and
         74,960,208 and 78,670,254 shares
         outstanding, respectively)                  1,110             1,110
      Additional paid-in capital                   810,170           798,583
      Retained earnings                          1,591,452         1,481,546
      Treasury stock (36,036,384 and
       32,326,338 shares, at cost,
       respectively)                              (957,154)         (811,993)
      Accumulated other comprehensive
       loss                                        (34,510)          (46,489)
      Unallocated common stock held by
       ESOP (4,559,470 and 4,760,054 shares,
       respectively)                               (25,058)          (26,226)

    TOTAL STOCKHOLDERS' EQUITY                   1,386,010         1,396,531

    TOTAL LIABILITIES AND
     STOCKHOLDERS' EQUITY                      $22,774,863       $22,461,594



    ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

    CONSOLIDATED STATEMENTS OF INCOME
    (In Thousands, Except Share Data)

                                 For the Three              For the Nine
                                  Months Ended              Months Ended
                                  September 30,             September 30,
                                2004         2003         2004         2003
    Interest income:
      Mortgage loans:
        One-to-four family    $105,299     $110,340     $320,854     $355,135
        Multi-family,
         commercial real
         estate and
         construction           56,617       53,419      164,882      149,084
      Consumer and other loans   5,385        4,736       15,073       14,468
      Mortgage-backed
       securities               92,677       71,276      264,430      253,537
      Other securities           3,777        7,265       11,797       25,394
      Federal funds sold
       and repurchase
       agreements                  325          219          701        1,436
    Total interest income      264,080      247,255      777,737      799,054
    Interest expense:
      Deposits                  62,116       55,176      173,248      170,606
      Borrowed funds            80,106      112,447      254,802      343,557
    Total interest expense     142,222      167,623      428,050      514,163

    Net interest income        121,858       79,632      349,687      284,891
    Provision for loan
     losses                         --           --           --           --
    Net interest income
     after provision for
     loan losses               121,858       79,632      349,687      284,891
    Non-interest income:
      Customer service fees     15,316       15,086       43,619       45,678
      Other loan fees            1,186        2,001        3,636        5,868
      Net gain on sales of
       securities                2,279        4,500        4,651       14,665
      Mortgage banking
       (loss) income, net       (1,229)       5,954        3,904        6,014
      Income from bank
       owned life
       insurance                 4,208        4,929       12,886       15,177
      Other                      2,276        1,410        5,345        3,916
    Total non-interest
     income                     24,036       33,880       74,041       91,318
    Non-interest expense:
      General and
       administrative:
        Compensation and
         benefits               30,500       27,211       91,546       83,579
        Occupancy,
         equipment and
         systems                15,943       15,094       48,434       44,868
        Federal deposit
         insurance
         premiums                  439          480        1,329        1,440
        Advertising              1,652        1,501        5,062        4,743
        Other                   10,634        7,122       25,200       20,584
    Total non-interest
     expense                    59,168       51,408      171,571      155,214

    Income before income
     tax expense                86,726       62,104      252,157      220,995
    Income tax expense          28,619       20,503       83,136       72,108

    Net income                  58,107       41,601      169,021      148,887

    Preferred dividends
     declared                       --       (1,500)          --       (4,500)

    Net income available
     to common
     shareholders              $58,107      $40,101     $169,021     $144,387

    Basic earnings per
     common share                $0.81        $0.53        $2.32        $1.87

    Diluted earnings per
     common share                $0.80        $0.53        $2.28        $1.85

    Basic weighted average
     common shares          71,381,938   75,376,835   72,745,430   77,079,828
    Diluted weighted
     average common and
     common equivalent
     shares                 72,485,580   76,352,144   73,980,086   77,854,686



     ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

     SELECTED FINANCIAL RATIOS AND OTHER DATA

                                 At or For the             At or For the
                               Three Months Ended        Nine Months Ended
                                 September 30,             September 30,
                                 2004     2003           2004          2003

    Selected Returns and
     Financial Ratios
     (annualized)
        Return on average
         stockholders' equity    16.82 %  11.35 %       16.15 %       13.13 %
        Return on average
         tangible stockholders'
         equity (1)              19.42    12.99         18.62         14.96
        Return on average assets  1.02     0.74          1.00          0.88
        General and
         administrative expense
         to average assets        1.04     0.92          1.02          0.91
        Efficiency ratio (2)     40.56    45.29         40.49         41.26
        Net interest rate spread
         (3)                      2.17     1.48          2.09          1.74
        Net interest margin (4)   2.25     1.52          2.17          1.79

    Asset Quality Data
     (dollars in thousands)
        Non-performing
         loans/total loans                               0.21 %        0.27 %
        Non-performing
         loans/total assets                              0.12          0.15
        Non-performing
         assets/total assets                             0.12          0.15
        Allowance for loan
         losses/non-performing
         loans                                         306.78        250.11
        Allowance for loan
         losses/non-accrual
         loans                                         310.82        254.96
        Allowance for loan
         losses/total loans                              0.65          0.68
        Net charge-offs to
         average loans
         outstanding
         (annualized)             0.00 %   0.01 %        0.00          0.00

        Non-performing assets                         $27,369       $33,839
        Non-performing loans                           26,991        33,267
        Loans 90 days past
         maturity but still
         accruing interest                                351           633
        Non-accrual loans                              26,640        32,634
        Net charge-offs            $15     $185           318           341

    Capital Ratios
     (Astoria Federal)
        Tangible                                         6.85 %        7.52 %
        Core                                             6.85          7.52
        Risk-based                                      14.16         15.66

    Other Data
        Cash dividends paid per
         common share            $0.25    $0.22         $0.75         $0.64
        Dividend payout ratio    31.25 %  41.51 %       32.89 %       34.59 %
        Stockholders' equity
         (in thousands)                            $1,386,010    $1,475,217
        Common stockholders'
         equity (in thousands)                      1,386,010     1,425,217
        Book value per common
         share (5)                                      19.69         19.04
        Tangible book value per
         common share (6)                               17.06         16.57
        Average equity/average
         assets                   6.08 %   6.54 %        6.20 %        6.68 %
        Mortgage loans serviced
         for others
         (in thousands)                            $1,713,683    $1,984,363
        Full time equivalent
         employees                                      1,863         1,979

      (1) Average tangible stockholders' equity represents average stockholders' equity less average goodwill.
      (2) The efficiency ratio represents general and administrative expense divided by the sum of net interest income plus non-interest income.
      (3) Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
      (4) Net interest margin represents net interest income divided by average interest-earning assets.
      (5) Book value per common share represents common stockholders' equity divided by outstanding common shares, excluding unallocated Employee Stock Ownership Plan, or ESOP, shares.
      (6) Tangible book value per common share represents common stockholders' equity less goodwill divided by outstanding common shares, excluding unallocated ESOP shares.


     ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

     AVERAGE BALANCE SHEETS
     (Dollars in Thousands)

                                              For the Three Months Ended
                                                   September 30, 2004

                                                                     Average
                                              Average                 Yield/
                                              Balance    Interest     Cost
                                                                  (Annualized)
       Assets:
         Interest-earning assets:
            Mortgage loans (1):
               One-to-four family            $8,717,579  $105,299    4.83 %
               Multi-family, commercial
                real estate and construction  3,490,790    56,617    6.49
            Consumer and other loans (1)        487,294     5,385    4.42
            Total loans                      12,695,663   167,301    5.27
            Mortgage-backed securities (2)    8,578,352    92,677    4.32
            Other securities (2) (3)            335,381     3,777    4.50
            Federal funds sold and
             repurchase agreements               94,472       325    1.38
         Total interest-earning assets       21,703,868   264,080    4.87
         Goodwill                               185,151
         Other non-interest-earning assets      837,763
       Total assets                         $22,726,782

       Liabilities and stockholders' equity:
         Interest-bearing liabilities:
            Savings                          $2,990,457     3,017    0.40
            Money market                      1,058,120     1,473    0.56
            NOW and demand deposit            1,545,845       233    0.06
            Certificates of deposit           6,449,625    57,393    3.56
            Total deposits                   12,044,047    62,116    2.06
            Borrowed funds                    8,997,278    80,106    3.56
         Total interest-bearing
          liabilities                        21,041,325   142,222    2.70
         Non-interest-bearing liabilities       303,582
       Total liabilities                     21,344,907
       Stockholders' equity                   1,381,875
       Total liabilities and
        stockholders' equity                $22,726,782

       Net interest income/net interest
        rate spread                                      $121,858   2.17 %
       Net interest-earning assets/net
        interest margin                       $662,543              2.25 %
       Ratio of interest-earning assets
        to interest-bearing liabilities           1.03x


                                              For the Three Months Ended
                                                  September 30, 2003

                                                                    Average
                                             Average                 Yield/
                                             Balance     Interest     Cost
                                                                  (Annualized)
       Assets:
         Interest-earning assets:
            Mortgage loans (1):
               One-to-four family           $8,944,114   $110,340     4.93 %
               Multi-family, commercial
                real estate and construction 2,857,110     53,419     7.48
            Consumer and other loans (1)       413,519      4,736     4.58
            Total loans                     12,214,743    168,495     5.52
            Mortgage-backed securities (2)   8,179,267     71,276     3.49
            Other securities (2) (3)           477,432      7,265     6.09
            Federal funds sold and
             repurchase agreements              90,642        219     0.97
         Total interest-earning assets      20,962,084    247,255     4.72
         Goodwill                              185,151
         Other non-interest-earning assets   1,297,335
       Total assets                        $22,444,570

       Liabilities and stockholders' equity:
         Interest-bearing liabilities:
            Savings                         $2,940,389      3,127     0.43
            Money market                     1,348,441      1,986     0.59
            NOW and demand deposit           1,529,299        292     0.08
            Certificates of deposit          5,425,815     49,771     3.67
            Total deposits                  11,243,944     55,176     1.96
            Borrowed funds                   9,427,655    112,447     4.77
         Total interest-bearing
          liabilities                       20,671,599    167,623     3.24
         Non-interest-bearing liabilities      306,355
       Total liabilities                    20,977,954
       Stockholders' equity                  1,466,616
       Total liabilities and
        stockholders' equity               $22,444,570

       Net interest income/net interest
        rate spread                                      $79,632     1.48 %
       Net interest-earning assets/net
        interest margin                      $290,485                1.52 %
       Ratio of interest-earning assets
        to interest-bearing liabilities          1.01x

     (1) Mortgage and consumer and other loans include non-performing loans and exclude the allowance for loan losses.
     (2) Securities available-for-sale are reported at average amortized cost.
     (3) Other securities include Federal Home Loan Bank of New York stock.



    ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

    AVERAGE BALANCE SHEETS
    (Dollars in Thousands)

                                                For the Nine Months Ended
                                                   September 30, 2004
                                                                    Average
                                             Average                 Yield/
                                             Balance     Interest     Cost
                                                                  (Annualized)
       Assets:
         Interest-earning assets:
            Mortgage loans (1):
               One-to-four family           $8,872,991   $320,854    4.82 %
               Multi-family, commercial
                real estate and construction 3,365,136    164,882    6.53
            Consumer and other loans (1)       468,116     15,073    4.29
            Total loans                     12,706,243    500,809    5.26
            Mortgage-backed securities
             (2)                             8,297,090    264,430    4.25
            Other securities (2) (3)           370,374     11,797    4.25
            Federal funds sold and
             repurchase agreements              84,662        701    1.10
         Total interest-earning assets      21,458,369    777,737    4.83
         Goodwill                              185,151
         Other non-interest-earning assets     874,952
       Total assets                        $22,518,472

       Liabilities and stockholders' equity:
         Interest-bearing liabilities:
            Savings                         $2,984,602      8,950    0.40
            Money market                     1,121,802      4,591    0.55
            NOW and demand deposit           1,523,215        684    0.06
            Certificates of deposit          6,038,738    159,023    3.51
            Total deposits                  11,668,357    173,248    1.98
            Borrowed funds                   9,152,391    254,802    3.71
         Total interest-bearing
          liabilities                       20,820,748    428,050    2.74
         Non-interest-bearing liabilities      302,456
       Total liabilities                    21,123,204
       Stockholders' equity                  1,395,268
       Total liabilities and
        stockholders' equity               $22,518,472

       Net interest income/net interest
        rate spread                                      $349,687    2.09 %
       Net interest-earning assets/net
        interest margin                       $637,621               2.17 %
       Ratio of interest-earning assets
        to interest-bearing
        liabilities                               1.03x


                                              For the Nine Months Ended
                                                  September 30, 2003
                                                                    Average
                                              Average                 Yield/
                                              Balance    Interest     Cost
                                                                  (Annualized)
       Assets:
         Interest-earning assets:
            Mortgage loans (1):
               One-to-four family           $8,994,985   $355,135     5.26 %
               Multi-family, commercial
                real estate and construction 2,634,045    149,084     7.55
            Consumer and other loans (1)       403,689     14,468     4.78
            Total loans                     12,032,719    518,687     5.75
            Mortgage-backed securities (2)   8,423,400    253,537     4.01
            Other securities (2) (3)           550,399     25,394     6.15
            Federal funds sold and
               repurchase agreements           167,965      1,436     1.14
         Total interest-earning assets      21,174,483    799,054     5.03
         Goodwill                              185,151
         Other non-interest-earning
          assets                             1,266,594
       Total assets                        $22,626,228

       Liabilities and stockholders'
        equity:
         Interest-bearing liabilities:
            Savings                         $2,897,358     10,243     0.47
            Money market                     1,450,089      8,198     0.75
            NOW and demand deposit           1,469,279      1,304     0.12
            Certificates of deposit          5,389,094    150,861     3.73
            Total deposits                  11,205,820    170,606     2.03
            Borrowed funds                   9,607,802    343,557     4.77
         Total interest-bearing liabilities 20,813,622    514,163     3.29
         Non-interest-bearing liabilities      300,859
       Total liabilities                    21,114,481
       Stockholders' equity                  1,511,747
       Total liabilities and
        stockholders' equity               $22,626,228

       Net interest income/net interest
        rate spread                                     $284,891     1.74 %
       Net interest-earning assets/net
        interest margin                      $360,861                1.79 %
       Ratio of interest-earning assets
        to interest-bearing
        liabilities                              1.02x


     (1) Mortgage and consumer and other loans include non-performing loans and exclude the allowance for loan losses.
     (2) Securities available-for-sale are reported at average amortized cost.
     (3) Other securities include Federal Home Loan Bank of New York stock.

SOURCE  Astoria Financial Corporation
    -0-                             10/21/2004
    /CONTACT: Peter J. Cunningham, First Vice President, Investor Relations, +1-516-327-7877, ir@astoriafederal.com /
    /Company News On-Call:  http://www.prnewswire.com/comp/104529.html/
    /Web site:  http://www.astoriafederal.com
                http://ir.astoriafederal.com /
    (AF)

CO:  Astoria Financial Corporation
ST:  New York
IN:  FIN
SU:  ERN CCA